Exhibit 10.15
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into on this 1st day of January 2010 by and between VICOR TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and T.J. BOHANNON, INC. (the “Consultant”).
     In consideration of the mutual promises, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby covenant agree as follows:
     1. Duties and Responsibilities. The Company hereby retains the Consultant, and the Consultant hereby accepts such retention, to provide the services of Mr. Thomas J. Bohannon, CPA as the Chief Accounting Officer of Vicor Technologies, Inc. The scope of such consulting services shall be for Mr. Bohannon to provide consulting services to Vicor’s Chief Executive Officer, as requested and in such sufficient capacity so as to fulfill his responsibilities as the Chief Accounting Officer. During the term of this Agreement, the Consultant shall devote at least 75% of his time to Vicor Technologies.
     2. Term. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2010, at which time it will be automatically renewed for successive one year terms unless either party terminates the Agreement in writing 30 days prior to expiration.
     3. Consulting Fee. The Consultant’s compensation shall be as follows:
a. Cash fees payable monthly at the flat rate of $10,000/month.
b. Actual expenses to be reimbursed.
c. Such other equity-linked compensation as approved by the Compensation Committee and the Board of Directors
     4. Termination. The Company may terminate this Agreement upon the Consultant’s negligence or willful misconduct which termination shall be effective immediately upon verbal and/or written notice, or failure to provide the services as directed by the Company upon a thirty (30) day cure period following prior written notice. Consultant shall have the right to terminate if the Company breaches any provision of this agreement upon a thirty (30) day cure period following prior written notice.
     5. Return of the Company’s Property. If this Agreement is terminated for any reason, the Consultant shall promptly return to the Company all equipment, documents and any other material of any type or nature whatsoever supplied to the Consultant by the Company, including all copies of documents. Title to any equipment or material furnished to the Consultant shall remain in the Company and the Consultant shall have no ownership interest whatsoever in any of this equipment or material.

     6. Confidentiality. Consultant agrees to be bound by a separate Non-disclosure Agreement entered into between him and the Company that is attached hereto as Exhibit A.
     7. Notices. All notices and all other communications provided for in this Agreement shall be written and shall be deemed delivered upon receipt if hand delivered or sent by recognized national overnight delivery service (such as Federal Express or UPS), addressed as follows:
If to the Consultant:
Thomas J. Bohannon
T.J. Bohannon, Inc.
3600 Duberry Court
Atlanta, GA 30319
If to the Company:
Vicor Technologies, Inc.
2300 Corporate Blvd., N.W., Suite 123
Boca Raton, FL 33431
Attention: David H. Fater
or to such other address as either party may designate by notice pursuant to this Section 7.
     8. Assignment. The Consultant may not assign this Agreement without the prior written consent of the Company, which may be withheld in its sole discretion.
     9. Authority. This Agreement does not create a fiduciary relationship between the parties hereto. The Consultant shall be an independent contractor with respect to the Company, and except for the Consultant’s obligations as the Chief accounting Officer of the Company, nothing in this Agreement constitutes or appoints the Consultant as an agent, legal representative, partner, employee or servant of the Company for any purpose whatsoever. The authority of the Consultant hereunder is strictly limited to the performance of the Services as described herein.
     10. Indemnification. The Company hereby agrees to indemnify and hold harmless the Consultant from and against all claims, liabilities, losses, damages, and expenses (including reasonable attorneys’ fees) incurred relating to or arising out of the performance of the Consultant’s duties.
     11. Waiver, Governing Law, Venue. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of any subsequent breach of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, and venue for any action brought hereunder shall be in the appropriate court located in Palm Beach County, Florida. The parties hereto hereby consent to the exclusive jurisdiction of any such court and hereby waive any objection to such venue.
     12. Validity, Integration, Oral Termination, Modification. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement contains the final and complete expression of the understandings between the parties and supersedes any prior agreement or representation, oral or written, between the parties. This Agreement cannot be changed or terminated orally. Any amendment or modification of this Agreement will be valid and effective only if it is written and signed by or on behalf of each party to this Agreement.
     13. Exhibits and Headings. Each exhibit, schedule and document referred to in this Agreement is hereby incorporated herein by reference. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for the convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     14. Attorneys’ Fees. If any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, reasonable attorneys’ fees, including attorneys’ fees for any appeal, and the costs incurred in bringing such suit or proceeding.
     15. Continuing Obligations. The expiration or termination of this Agreement for any reason shall not affect any provisions hereof which are expressed to remain in full force and effect notwithstanding such termination, including, without limitation, Sections 6, 7, 8, 10, 11, 12, 13 and 14 hereof.
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     IN WITNESS HEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

VICOR TECHNOLOGIES, INC.
By:	/s/ David H. Fater
David H. Fater
Chief Executive Officer

T.J. BOHANNON, INC.
By:	/s/ T.J. Bohannon
T.J. Bohannon, President